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                                                                    Exhibit 99.2
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                           SHILOH INDUSTRIES COMPLETES
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               ACQUISITION OF GREENFIELD DIE & MANUFACTURING CORP.
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                  MANSFIELD, Ohio, Nov. 1, 1996 -- Shiloh Industries, Inc.
(Nasdaq-NNM: SHLO) today announced that on October 31, 1996, it completed the purchase of substantially all of the assets of Greenfield Die & Manufacturing Corporation. The acquisition was financed with funds obtained through Shiloh's credit facilities.

                  Headquartered in Canton, Michigan, a suburb of Detroit, Greenfield serves the automotive industry by providing a variety of value added processes including tool and die design and build, stamping, assembly, welding, prototyping operations and mold design and build. "We are enthusiastic about the addition of Greenfield to the Shiloh family," said Robert Grissinger, president, chief executive officer and chairman of Shiloh Industries. "Greenfield has a dynamic, young management team with an excellent reputation in the industry and superb customer relations. In addition, Greenfield expands our value added operations with their assembly, welding and prototyping capabilities. This acquisition further solidifies our presence in Michigan and adheres to our strategic objective of sales and earnings growth in complementary steel-processing businesses."

                  Greenfield Die & Manufacturing Corporation had sales of approximately $30 million in 1995 and employees approximately 250 associates.

                  Based in Mansfield, Ohio, Shiloh Industries is a premier supplier of high-quality steel blanks, stampings and processed steel to automotive, appliance and other industrial manufacturers. With the acquisition of Greenfield, the company currently operates six facilities in Ohio and two in Michigan, and employees approximately 1,250 people.

/CONTACT: Craig Stacy, chief financial officer and treasurer, Shiloh Industries, Inc. (419) 525-2315/